Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, ConocoPhillips Savings Plan, ConocoPhillips Store Savings Plan, and the Retirement Savings Plan of ConocoPhillips Company, of our report dated February 25, 2004, with respect to the consolidated financial statements, condensed consolidating financial information and schedule of ConocoPhillips included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

June 4, 2004
Houston, Texas